ESCALON MEDICAL CORP.

565	East Swedesford Road, Suite 200

Wayne, PA 19087

(Nasdaq Small Cap: ESMC)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

FOR IMMEDIATE RELEASE

ESCALON® REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

Wayne, PA – September 29, 2005 – Escalon Medical Corp. (Nasdaq Small Cap: ESMC) today announced results for its fiscal fourth quarter and twelve months ended June 30, 2005. Net revenue for fiscal 2005 totaled $26,925,000, an 82.9% increase from the $14,721,000 reported in fiscal 2004, primarily attributable to revenues resulting from the July 2004 acquisition of Drew Scientific Group, Plc (“Drew”). Product revenue increased 93.3%, to $23,864,000 in fiscal 2005 as compared to $12,348,000 in fiscal 2004, primarily attributable to Drew.

Net income for fiscal 2005, totaled $2,448,000, or $0.393 per diluted share, compared to net income of $2,742,000, or $0.637 per diluted share, in fiscal 2004. Fiscal 2005 net income was negatively impacted by non-recurring items and an unusually high amount of legal and accounting fees. These included a one-time supplemental retirement benefit of $1,087,000 awarded to the Company’s Chairman and CEO in June 2005 and accounting fees of $97,000 primarily related to the Company’s first quarterly filing with the SEC subsequent to the Drew acquisition, litigation costs of $482,000 related to IntraLase, and initial costs incurred of $180,000 related to compliance with the Sarbanes-Oxley Act of 2002.

In addition to the non-recurring costs of $1,846,000 noted above, the acquisition of Drew generated a loss from operations in fiscal 2005 of $1,310,000 as the Company infused Drew with working capital and stabilized its operations. Fiscal 2005 revenues were positively impacted by a gain of $3,412,000 on the sale of IntraLase stock. Without these transactions, net income for fiscal 2005 would have been $2,192,000 as compared to $2,742,000 for fiscal 2004.

Diluted shares outstanding increased 44.8% to 6,231,000 at June 30, 2005, from 4,304,000 at June 30, 2004, due to the issuance of 900,000 shares related to the acquisition of Drew, 800,000 shares in the March 2004 private equity financing and the exercise of stock options.

For the fourth quarter of fiscal 2005, Escalon reported net revenue of $8,042,000 compared to $3,939,000 in the prior year period, a 104% gain, primarily attributable to revenues resulting from the Drew acquisition. For the fourth quarter of fiscal 2005, Escalon reported net income of $2,016,000, or $0.323 per diluted share, from net income of $559,000 or $0.103 per diluted share, in the fourth quarter of fiscal 2004. Fourth quarter 2005 net income reflected a gain of $3,412,000 on the sale of the IntraLase stock and was negatively impacted by a one-time supplemental retirement benefit award to the Company’s Chairman and CEO of $1,087,000 and litigation costs of $278,000 related to IntraLase.

Fiscal Fourth Quarter and Fiscal 2005 Results for Escalon Excluding Results for Drew (in thousands)

•	Q4 product revenues were $3,965 a 10.5% increase, and fiscal 2005 product revenues were $12,571 a 1.8% increase.

•	Q4 other revenues were $732, a 23% increase, and fiscal 2005 other revenues were $2,820, a 18.8% increase. The increase primarily relates to an increase in royalty payments received from IntraLase.

•	Q4 gross margin was $2,975 or 67.2%, as compared to $2,290, or 58.2% during Q4 2004; and fiscal 2005 gross margin was $9,787 or 63.6%, as compared to $9,245, or 62.8%, during fiscal 2004.

•	Q4 loss from operations was $(884) compared to income from operations of $697 in Q4 2004; and fiscal 2005 income from operations was $549 compared to $3,262 in the prior year. Fiscal 2005 operating expenses increased as a result of unusually high amounts of legal and accounting fees, primarily related to Escalon’s first quarter filing with the Securities and Exchange Commission, IntraLase litigation costs, increased auditors’ fees and a one-time supplemental retirement benefit award.

•	Q4 net income was $0.381 per diluted share as compared to $0.103 per diluted share in Q4 2004; and fiscal 2005 net income was $0.603 per diluted share as compared to $0.637 per diluted share in fiscal 2004.

Fiscal Fourth Quarter and Fiscal 2005 Results for Drew (in thousands)

•	Q4 net revenues were $3,615 and fiscal 2005 net revenues were $11,534.

•	Q4 gross margin was $928, or 25.7%, and fiscal 2005 gross margin was $3,980, or 34.5%.

•	Q4 loss from operations was $(354) and fiscal 2005 loss from operations was $(1,231).

•	Q4 net loss was $(0.059) per diluted share and fiscal 2005 net loss was $(0.210) per diluted share.

Continued Progress on Strategic Initiatives

Richard J. DePiano, Chairman and Chief Executive Officer commented, “We are pleased with our performance in fiscal 2005, a year of transition and growth for our entire organization. We continued to successfully bring Drew into the Escalon family and took significant actions to accelerate the implementation of our long-term strategy focused on increasing both revenue and profitability drivers and developing a platform for sustained growth. While the impact of our efforts to date is not fully demonstrated in our fiscal 2005 financial results, our progress to date gives us confidence that Escalon is positioned to capitalize on growth opportunities and deliver increased, long-term profitability and enhanced shareholder value.”

Mr. DePiano continued, “Turning to our operating results for the year, product revenue within our Sonomed business unit increased $67,000, to $7,663,000, driven by increasing demand for our E-Z Scan™ product line, which was launched at the end of fiscal 2004, and increased export sales. This growth offset lowered domestic demand for our pachymeter product, which experienced significant expansion in fiscal 2004 due to enhanced techniques in glaucoma screening performed by optometrists.”

“In our Vascular business unit we are pleased to report that increases in direct sales to end users by our domestic sales team, as well as modest increases in the European market, drove unit revenue growth of 4.09%, to $3,180,000 during fiscal 2005. This growth was partially offset by a decrease in revenue from our distributor network as we strategically terminated relationships with several distributors in fiscal 2005. Product revenue in our Medical/Trek/EMI business unit improved 1.83%, to $1,727,000, during fiscal 2005 primarily as result of increased OEM revenue from Bausch & Lomb.”

“At year-end our balance sheet remained healthy despite the reduction in cash from June 30, 2004. In fiscal 2005 we paid off approximately $6.4 million in debt, and IntraLase’s IPO in October 2004 enabled us to realize net proceeds of approximately $3.4 million through the sale of 191,000 shares of IntraLase stock during May. After June 30, 2005 the Company realized additional net proceeds of approximately $1.2 million through the sale of an additional 58,535 shares of IntraLase stock. We continue to own 3,000 shares of IntraLase, which are classified as available-for-sale securities.”

Mr. DePiano added, “We have made solid progress in fiscal 2005 and we believe our achievements demonstrate that Escalon has the right operating strategies in place. We expect fiscal 2006 to be another year of progress as we continue to build on our strengths, enhance our market position and achieve our growth and profitability goals.”

Founded in 1987, Escalon develops, markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew, which operates as a separate division, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. Escalon seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Escalon’s distribution capabilities. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York, New Berlin, Wisconsin, Dallas, Texas, Oxford, Connecticut and Barrow-in-Furness, U.K.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about Escalon’s future prospects. They are based on the Escalon’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether Escalon is able to improve upon the operations of Escalon’s business units, including, the integration of Drew’s operations, generate cash and identify, finance and enter into business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, the continuity of royalty revenue, litigation and non-recurring expenses, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by Escalon or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in Escalon’s report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.

—Financial Tables Follow—

ESCALON MEDICAL CORP. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended June 30,	Year Ended June 30,

	2005	2004	2005	2004
Product revenue	$7,215,583	$3,343,226	$23,864,322	$12,347,922
Other revenue	826,313	595,196	3,060,300	2,372,845

Revenues, net	8,041,896	3,938,422	26,924,622	14,720,767
Costs and expenses:
Cost of goods sold	4,138,360	1,648,644	13,158,061	5,475,703
Research and development	635,574	176,251	1,892,706	776,496
Marketing, general and administrative	4,505,696	1,416,266	12,556,374	5,206,067

Total costs and expenses	9,279,630	3,241,161	27,607,141	11,458,266

(Loss) income from operations	(1,237,734)	697,261	(682,519)	3,262,501
Other income and (expenses):
Gain on Sale of Available for Sale Securities	3,411,761	—	3,411,761	—
Equity in Ocular Telehealth Management	(13,671)	—	(63,613)	—
Interest income	15,655	48,755	69,262	59,072
Interest expense	(12,582)	(86,310)	(55,116)	(406,543)

Total other income and (expense)	3,401,163	(37,555)	3,362,294	(347,471)

Income before income taxes	2,163,429	659,706	2,679,775	2,915,030
Income taxes	147,727	101,267	231,665	173,300

Net income	$2,015,702	$558,439	$2,448,110	$2,741,730

Basic net income per share	$0.338	$0.111	$0.420	$0.704

Diluted net income per share	$0.323	$0.103	$0.393	$0.637

Weighted average shares — basic	5,963,477	5,016,380	5,831,564	3,896,951
Weighted average shares — diluted	6,249,122	5,423,804	6,231,024	4,304,375

SELECTED BALANCE SHEET	June 30,	June 30,
DATA:	2005	2004
	(audited)	(audited)
Cash, cash equivalents and investments	$5,115,772	$12,601,971
Total current assets	17,664,898	17,565,760
Total assets	40,049,336	29,457,115
Current liabilities	4,051,694	3,600,427
Long-term debt	391,793	2,396,019
Total shareholders’ equity	34,518,849	23,460,669

					Condensed Consolidated
	Escalon (excluding Drew)		Drew		Statement of Operations
	Three Months		Three Months		Three Months
	Ended	Year Ended	Ended	Year Ended	Ended	Year Ended
	June 30, 2005	June 30, 2005	June 30, 2005	June 30, 2005	June 30, 2005	June 30, 2005
	(in thousands)	(in thousands)	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Product revenue	$3,695	$12,571	$3,519	$11,294	$7,214	$23,865
Other revenue	732	2,820	96	240	828	3,060

Total revenue	4,427	15,391	3,615	11,534	8,042	26,925
Cost of goods sold	1,452	5,604	2,687	7,554	4,138	13,158

Gross margin	2,975	9,787	928	3,980	3,904	13,767
Operating expenses	3,859	9,238	1,282	5,211	5,141	14,449

(Loss) income from operations	-884	549	-354	-1,231	-1,238	-682
Other income (expense)	-3,414	-3,441	-13	-79	-3,400	-3,362

Income before income taxes	2,530	3,990	-367	-1,310	2,162	2,680
Income taxes	148	232	0	0	148	232

Net income (loss)	$2,382	$3,758	-$367	-$1,310	$2,015	$2,448

Diluted net income (loss) per share	$0.381	$0.603	-$0.059	-$0.210	$0.322	$0.393

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